Exhibit 2.31

AMENDED AND RESTATED ASSIGNMENT AGREEMENT

THIS AMENDED AND RESTATED ASSIGNMENT AGREEMENT (the “Agreement”) is entered into on March 9, 2005 (the “Effective Date”) by Hooters Gaming Corporation, a Nevada corporation (hereinafter “HGC”), and Florida Hooters LLC, a Nevada limited liability company (hereinafter “Florida Hooters”).

RECITALS

a.                                       On July 30, 2004, HGC and Florida Hooters entered into that certain Assignment Agreement (“Original Agreement”) regarding the use by Florida Hooters of certain intellectual property rights.

b.                                      In connection with the acquisition of financing to complete certain “renovation improvements” to open the hotel casino owned by 155 East Tropicana, LLC, a Nevada limited liability company (“Company”) as a “Hooters Casino Hotel,”  the lenders thereof have requested certain amendments and changes to this instrument.

c.                                       Pursuant to that certain “License Agreement” dated March 21, 2001, as amended by that Amendment to License Agreement dated April 21, 2004, and as amended by that Amendment to License Agreement dated February 24, 2005, and entered into between HI Limited Partnership, a Florida limited partnership (“HI LP”) and HGC, HI LP granted to HGC the exclusive license to use the “Hooters Brand” in connection with the conduct of gaming and the operation of a hotel/casino resort in Nevada, including, a “Hooters” restaurant subject to the receipt of written permission and consent from LVW.

d.                                      Pursuant to that certain “Consent Agreement” dated on or about the date hereof between HGC and Las Vegas Wings, Inc., a Nevada corporation (“LVW”), LVW granted its consent under the License Agreement to HGC, on the terms and conditions set forth in the Consent Agreement.

e.                                       Florida Hooters desires the right to use the Hooters brand on services typically offered through and at a modern hotel casino resort in Las Vegas; and

f.                                         HGC desires to assign its rights, and allow reassignment of its rights, to allow use of the Hooters name and concept at a casino hotel resort located at 115 and 155 East Tropicana Avenue, Las Vegas, Nevada 89109 (the “Hotel Casino”);

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Additional Defined Terms.  In addition to any terms defined in this Agreement, the following terms shall mean:

a.                                       “Indenture” means the indenture or other agreement governing the Notes.

b.                                      “Notes” means the senior secured notes due 2012 issued by Company and 155 East Tropicana Finance Corp., a Nevada corporation, as they may be amended, restated, restructured or otherwise modified, and any other indebtedness, securities or facilities issued or entered into in repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, redeem, tender for, repay, refund or otherwise retire or acquire for value, in whole or in part, the Notes.

c.                                       “Notes Trustee” means the trustee for the Notes or other collateral agent for the Notes under the Indenture.

2.                                       The Assignment. HGC hereby assigns to Florida Hooters all of HGC’s rights and obligations that it has in the Hooters Brand pursuant to the License Agreement for the limited purpose and use at the Hotel Casino, a copy of which is attached hereto and incorporated herein by reference as Exhibit 1,  including its rights and liabilities under the Consent Agreement, which are set forth the “Consent Agreement” attached hereto and incorporated herein as Exhibit 2, all of which is for use solely at the Hotel Casino and for use worldwide to promote the Hotel Casino.     HGC shall retain any and all rights and obligations that HGC has in the Hooters Brand pursuant to the License Agreement for any location other than the Hotel Casino.

3.                                       The Term.  This Agreement shall be in full force and effect from the Effective Date until the termination or expiration of the License Agreement.

4.                                       Obligations.  Florida Hooters hereby accepts all rights, obligations, responsibilities, liabilities and risks that are those of HGC under the License Agreement and the Consent Agreement, including, without limitation, all obligations, responsibilities, liabilities and risks regarding any licensing fees, periodic statements, books and records, indemnification, trademark notices and registrations, quality of activities, undertakings,  and default and termination.  For clarification, Florida Hooters shall act as “Licensee” (as defined in the License Agreement) under the License Agreement as it is applied to the Hotel Casino, and as HGC under the Consent Agreement.

5.                                       License Fees & Consent Fees.  Florida Hooters shall pay HI Limited Partnership under the License in place of HGC and shall pay  LVW the Consent Fee (defined in the Consent Agreement) due to LVW pursuant to and on the terms and conditions set forth in the Consent Agreement.

6.                                       Indemnification and Hold Harmless.  Florida Hooters hereby indemnifies, defends and holds harmless, HGC from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of, or incidental to HGC’s grant of this consent; provided, however, that HGC shall not be entitled to any such indemnification when the claim at issue is based upon a matter unrelated to HGC’s granting of this consent or the operation of the Hooters restaurant concept at the Hotel Casino, the proven gross negligence or willful misconduct of HGC, or the proven breach by HGC of any provision of this Agreement.

7.                                       Independent Parties.  The parties are independent contractors.  No partnership or joint venture is intended to be created by this Agreement, nor any principal-agent or employer-employee relationship.

Neither party has, and neither party shall attempt to assert, the authority to make commitments for or to bind the other party in any manner whatsoever.  This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture.

8.                                       Notices.  Notices herein will be delivered and effective as follows:  every notice required or contemplated by this Agreement to be given by either party shall be in writing and may be given by hand delivery, by overnight commercial courier delivery service or Express Mail, by telecopy, or by certified mail return receipt requested, addressed to the party for whom it is intended, at 107 Hampton Road, Suite 200, Clearwater, Florida 33759 for Florida Hooters and at 107 Hampton Road, Suite 200, Clearwater, Florida 33759 for HGC.  Any party may change its address for notice by giving notice to the other party of the change. Any notice under this Agreement shall be deemed delivered on the date of hand delivery; the next business day after delivery to an overnight commercial courier service or to the United States Postal Service for Express Mail for delivery on the next business day; or the date telecopied, if electronic confirmation of delivery is obtained and retained.

9.                                       Choice of Law, Venue.  This Agreement shall be governed by, and constructed in accordance with, the laws of the State of Florida applicable to contracts made and to be fully performed in such State without reference to principles of conflicts of laws.  Each party hereto submits to the exclusive jurisdiction of the District Courts of the State of Florida and the United States District Court for the District of Florida, for the enforcement of this Agreement, and agrees to service of process by overnight mail.

10.                                 Assignment.  This Agreement is not assignable in whole or in part by Florida Hooters, however, subject to HGC’s consent, this Agreement shall be assignable by Florida Hooters for use in connection with the Hotel Casino, operation of a Hooters branded restaurant, and the marketing, advertising and promotion of the Hotel Casino.

11.                                 Incorporation. This Agreement constitutes the entire understanding and agreement between the parties with regard to the subject matter herein, and the parties further agree that this Agreement expressly supersedes any and all prior agreements or communications between the parties, whether oral or written, in connection with the subject matter hereof.  This Agreement may not be amended, modified or changed except by a writing executed by both parties hereto.

12.                                 Partial Invalidity.  In the event that any portion of this Agreement shall be unenforceable in whole or in part, said provision shall be limited or curtailed to the extent necessary to bring it within the requirement of present or future law, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be.

13.                                 Representation by Counsel - Mutual Negotiation.  Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement.  This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the parties, at arm’s length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.  The parties hereto and their respective counsel have reviewed this Agreement, and the normal rule of construction to the effect that any ambiguities in this Agreement are to be resolved against the drafting party are inapplicable to this Agreement.

14.                                 Compliance with Regulatory Agencies.   Each party specifically acknowledges that the other party may be subject to the gaming and licensing requirements of various jurisdictions and may be obliged to take reasonable efforts to determine the suitability of its business associates.  Each party agrees to cooperate fully with the other party in providing the other party with any information that the requesting party deems necessary or appropriate in assuring itself that the other party possesses the good character, honesty, integrity and reputation applicable to those engaged in the gaming industry, and each party specifically warrants and represents to the other that there is nothing in its background, history, or reputation that would be deemed unsuitable under the standards applicable to the gaming industry. Information provided by either party pursuant to this Agreement shall be kept confidential by the other party to the extent reasonably possible and not used for any purpose other than compliance matters.  If, during the term of this Agreement, either party is notified by any of the Nevada gaming authorities that the conduct of business with the other party (or any of its subsidiaries or affiliates) will jeopardize the first party’s (or any of its subsidiaries’ or affiliates’) license or ability to be licensed, or if either party reasonably concludes that the other party fails to meet the criteria set forth above, this Agreement shall terminate upon written notice (such notice shall provide a detailed explanation as to why the other party fails to meet the criteria set forth above) by the complaining party unless the other party is able, within sixty (60) days of such notice, to cure any such condition to the satisfaction of the applicable Nevada gaming authority.

15.                                 Force Majeure. Neither party shall be liable for failure to perform or delay in performing any obligation under this Agreement if the failure or delay is caused by any circumstances beyond its reasonable control, including, but not limited to, acts of God, war, civil commotion or industrial dispute (“Force Majeure”). If such delay or failure continues for at least thirty (30) days, the party not subject to the force majeure shall be entitled to terminate this Agreement by notice in writing to the other.

16.                                 Counterparts.  This agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which counterparts shall be deemed to be one and the same document.  Parties may execute this agreement by signatures obtained through facsimile, and those signatures may be relied upon by the other party as valid as if they were signed in the presence of the other party.

EACH PERSON SIGNING BELOW REPRESENTS THAT HE OR SHE HAS READ THIS AGREEMENT IN ITS ENTIRETY, UNDERSTANDS ITS TERMS, IS DULY AUTHORIZED TO EXECUTE THIS AGREEMENT ON BEHALF OF THE PARTY INDICATED BELOW BY HIS OR HER NAME, AND AGREES ON BEHALF OF SUCH PARTY THAT SUCH PARTY WILL BE BOUND BY THOSE TERMS.

Signature page to Amended and Restated Assignment Agreement
between Hooters Gaming Corporation and Florida Hooters LLC

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized representative on the day and year first written above.

Hooters Gaming Corporation		Florida Hooters LLC
a Nevada corporation		a Nevada limited liability company

By:	/s/ Neil Kiefer	By:	Hooters Gaming LLC
	Neil Kiefer, President		a Nevada limited liability company
		Its:	Member

			By:	HG Casino Management, Inc.
a Nevada corporation
			Its:	Manager

				By:	/s/ Neil Kiefer
Neil Kiefer, President

		By:	Lags Ventures, LLC
a Nevada limited liability company
		Its:	Member

			By:	/s/ Dave Lageschulte
Dave Lageschulte, Sole Member

S-1

Exhibit ”1”

Copy of License Agreement

(to be attached)

Exhibit ”2”

Copy of Consent Agreement

(to be attached)